Transparency of buy and sell offers is appealing

Strong Initial Interest

in QMS System

Nearly 200 U.S. Premium Beef unitholders and associates applied for login names and passwords during the first thirty days after the company introduced the electronic qualified matching service, AgStockTrade.com.

“We now have a mechanism in place that offers interested buyers and sellers an opportunity to anonymously post the value they put on owning Class A units, which includes the benefits of delivery rights and 10% of the company’s financial results, including cash distributions, and Class B units, which receive 90% of the company’s financial results, including cash distributions,” CEO Steve Hunt, notes.

“Based on the early requests for login information and the number of buyer bids already posted on the AgStockTrade.com site, we are encouraged that this

“We’ve already had combined bids for Class
A and Class B units that exceeds the most
recent linked Class A and Class B unit transfer
price.”--Steve Hunt

system will enable interested parties to trade USPB units in a simple and efficient manner. AgStock Trade.com is a proven system being used by numerous widely held producer ventures.”

At press time, the highest bids for Class A and Class B units have been $100 and $125, respectively, for a combined bid of $225, which exceeds the most recent linked Class A and Class B unit transfer price of $149.38.

“Interested buyers and sellers should consider several factors when arriving at a value for either Class A or Class B units,” Hunt adds. “For Class A units, those factors include, but are not limited to, the value of guaranteed market access and potential grid premiums. Those benefits have different values to different producers.

“Buyers and sellers should also factor in historical

...continued on page 3

A look at factors that affect marbling to increase grid premiums

Recipe For Marbling–Part 5

By Brian Bertelsen, Director of Field Operations

This is the fifth and final installment in a series of articles that looks at factors that have been shown to affect marbling. As mentioned in the previous articles in the last four UPDATES, this is not a discussion of net profit. Instead, it is simply a review of factors for producers who want or need to increase marbling in their cattle.

1. Feed some corn by-products in the finishing diet. Initially, the increased usage of distillers grain in feedlot diets was blamed for decreasing marbling. Lately, as more research continues, it appears that feeding a moderate level in the diet can increase marbling.

Distillers grain is the by-product of manufacturing ethanol. As a feed ingredient in feedlot diets it is very unique. It is low in starch and therefore, can improve rumen stability. When cattle eat a large meal of a high corn diet, the starch in corn lowers the pH and makes the rumen more acidic.

...continued on page 2

Black Canyon® Angus Beef
Marks Tenth Anniversary

Ten years ago in April, the Black Canyon® Angus Beef brand was introduced at a single retailer. Today, our processing company delivers Black Canyon® Angus Beef product every week to hundreds of branded and private label retail and food service customers across the country. “It is a success story that exemplifies our employees’ commitment to achieve one of the company’s core objectives, being the industry leader in value added programs,” CEO Steve Hunt points out.

“The brand has become synonymous with quality, consistency and value by delivering strong branding support along with the marketability of the Angus breed, as well as seasonal promotional opportunities unique to the beef category.” explains Kent McCormick, Business Manager for Black Canyon® Angus Beef. “This was one of the first processor-owned brands in the market, but it is a reputation for consistent quality and value along with effective merchandising support that has made it one of the most successful.”♦

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

Recipe For Marbling…		continued from page 1

however, cattle fed high oil corn for 84 days had 47 more degrees of marbling. Another study at Iowa State compared high oil corn to regular corn plus added fat. All grain was fed as whole corn. Again, there were no differences in carcass characteristics except 14% more carcasses graded Choice that were fed the high oil corn.

However, before you go and plant all high oil corn, remember to compare yield results and consider the cost of producing high oil corn that may have a lower yield per acre and a greater cost of production per bushel.

4. Reduce stress for the animal. It’s been said that to maximize marbling, make sure the animal “never has a bad day”. Stress can include extreme weather, improper animal handling, disease/sickness and transportation.

Reducing stress throughout the animal’s life will allow more “good” days to deposit marbling. Reducing stress during shipment prior to harvest can help maintain marbling. It is commonly believed that marbling can be mobilized or “burned” for energy when the animal needs it. After all, fat deposition is the body’s way of storing excess calories for later use.

One study compared a 24 hour feed withdrawal compared to feed access up until loading and a 189 mile haul to the packing plant. Marbling was not reduced, but carcass weights were nine pounds lighter and the percentage of dark cutters tended to increase for cattle that were limited feed access prior to shipment. It was concluded that marbling was not mobilized in this trial because feed tends to remain in the rumen and nutrients are still being digested and absorbed, even after a 24 hour fast. However, dark cutters are caused by a depletion of glycogen, or blood sugar. So although marbling was not mobilized, the stress of fasting did appear to deplete glycogen.

Severe winter storms in January, 2007 caused a profound decrease in grading. Typically, moderate winter weather can add days on feed to cattle and actually improve marbling. Analysis of USPB carcass quality related to temperature has shown an inverse relationship, as temperatures go down, Quality grade generally increases.

Transportation is stressful enough. Low stress animal handling can reduce some of the stress. Less stress during delivery, pre-harvest can help reduce the incidence of dark cutters. Not only do “official dark cutters” not grade Choice or Prime, but carcasses from pen mates can be “partially dark”. This means the lean color was not dark enough to become an “official dark cutter”, but the color was dark enough to decrease overall quality grade, from Choice to Select, for example. However, a significant number of dark cutters is usually caused by several factors occurring at the same time.

Individual USPB carcasses with Small 0-20 marbling (the lowest marbling required for Choice) that were harvested during September were analyzed. This is the normal peak period for dark cutters. There were 2.5% of those carcasses that were official dark cutters and a similar amount, 2.3%, were downgraded to Select with the same level of marbling.

If the pH stays too low for too long, acidosis can occur.

The distiller’s grain also contains a higher level of fat than corn. Some researchers have suspected that as a cause for decreasing marbling when fed at a high level of the diet. It also contains a greater concentration of protein which can be beneficial, not only to the animal, but also to the rumen bacteria. Finally, distiller’s grain appears to be very interactive with other ingredients in the diet. For example, low levels (usually 20-25%) are more beneficial when used with steam flaked corn and higher levels (up to 30-35%) can be used with dry or wet corn.

In 2006, Chris Reinhardt, Kansas State, summarized a large number of trials and determined that levels above 30% of the total diet dry matter could reduce marbling. In 2009, Chris Calkins, University of Nebraska, compiled another multiple-trial study and determined that feeding 20-30% of the diet on a dry matter basis resulted in a 14-15 point increase in marbling score. There are many other considerations when adding distiller’s grains to a finisher diet, like adjusting mineral levels, so be sure and consult with a qualified nutritionist.

2. Understand grain type and grain processing. It is hard to beat the starch in corn for encouraging marbling. A review by Owens and Gardner of 552 published research trials concluded that corn based diets produced 13 more degrees of marbling with the same or leaner average Yield Grade compared to either milo or wheat based diets. Corn diets also had significantly better feed conversion.

Table 1 lists the effect of grain processing method from the same review by Owens and Gardner. Steam flaked diets

Table 1. Owens & Gardner research summary of grain processing method.

	WC	DRC	HMC	SFC
HCW	708 [b]	708 [b]	713 [b]	737 [a]
ADG	1.43 [b]	1.42 [b]	1.46 [b]	1.58 [a]
Feed/Gain (DM)	6.37 [b]	6.37 [b]	6.45 [b]	5.43 [a]
Dressing (%)	61.90 [b]	62.40 [b]	62.40 [b]	62.90 [a]
REA(Sq. In.)	12.32 bc	12.31 [c]	12.63 [b]	13.07 [a]
REA/cwt HCW	1.74	1.74	1.77	1.77
External Fat (In.)	0.42 [b]	0.44 [b]	0.48 [a]	0.52 [a]
Yield Grade	2.75 ab	2.69 [b]	2.84 [a]	2.85 [a]
Marbling Score	512 ab	524 [a]	519 [a]	482 b

WC=Whole corn; DRC=Dry rolled corn; HMC=High moisture corn; SFC=Steam flaked corn a,b,c Values with different superscript letters are statistically different.

significantly increased carcass weight and ribeye area, but not ribeye area in relation to carcass weight. Their average marbling score was significantly lower than other processing methods. However, steam flaked corn diets also had significantly higher dressing percentage and average daily gain. They also had significantly better feed conversion.

3.    High oil corn has been shown to increase marbling. A University of Idaho study compared regular corn to high oil corn. All grain was processed as dry rolled corn. No differences were observed in live or carcass performance;

Reasons for this downgrade would be partially dark lean color and/or advanced skeletal maturity.

Fairleigh Feedyard of Scott City, KS, installed a “Bud Box” designed by animal handling expert, Bud Williams, in their loadout after recommendation from their consulting veterinarian, Dr. Tom Noffsinger. Since its installation, that feedyard has noticed a small, but significant reduction of dark cutters in their USPB cattle. Manager, Jerry Kuckelman, commented that the combination of the Bud Box and having their own employee load cattle onto trucks, using low stress animal handling principles, has had a huge financial impact on their operation.

Stress can also come in the form of an upset stomach. High concentrate diets have the potential to cause acidosis. Good bunk management helps maintain a steady dry matter feed intake. This not only improves the rumen efficiency, it also reduces stress to the animal. Feeding an ionophore like Rumensin® also helps to maintain consistent intake and gut stability through its effect on the rumen bacteria population. Likewise, as mentioned earlier, the lower starch content of corn by-products can also help reduce acidosis.

Choice/Select spreads have been low recently due to the world economy’s effect on consumer spending coupled with a greater supply of Choice and a smaller supply of Select grading beef. Some producers may be questioning the future of high quality beef production. Keep in mind that Quality grade has contributed the most to overall premium every fiscal year of USPB’s history--even during years when spreads are lower.♦

Korean economic recovery fuels appetite for more beef

Exports Show Signs of Strength

South Korea’s imports of U.S. beef are growing in part due to an economic recovery from the recession that gripped the country last year. “It’s difficult to document the extent of our growth in that market compared to last year because the country was in the midst of a recession and Korea had full inventories of U.S. beef in storage that was imported during the second half of 2008,” Peter Michalski, vice president, International Division of National Beef, explains. “However, that market is now showing promise. It is more stable and sales are picking up.

“This time of year we are always more encouraged about our sales to Japan because of the seasonal increase in age verified cattle,” he adds. “And, this year we have an increase in age verified cattle over last year which gives us more product to sell in Japan. While exports to Mexico are stable with last year, we are seeing increased interest in Russia and South America, which is encouraging for our export business.”♦

Strong Initial Interest in QMS System...	continued from page 1

USPB annual financial returns,” he says. “And, they should look at the value of USPB’s investment in National Beef.

“With Class B units the process is simpler because there are no delivery rights attached to them so the factors that buyers and sellers may look at include, but are not limited to, historical USPB annual financial returns, as well as the value of USPB’s investment in National Beef,” Hunt says.

Before anyone can post offers to buy or sell units on AgStockTrade.com they must first have a login name and password and be approved by USPB’s Board of Directors. Please call Tracy Thomas, USPB’s Director of Marketing, at 866- 877-2525 if you need an application for a login name and password or have questions about using this new electronic matching service to buy or sell USPB units.♦

Promotes beef as part of “Team BEEF”

USPB Member Runs

in Boston Marathon

Wamego, KS, rancher, Barb Downey ran her first Boston Marathon in 4 hours, 26 minutes and 45 seconds last month. And, she promoted beef along the entire route. Downey, a USPB member, was one of 14 runners to represent “Team BEEF” during the race which had nearly 27,000 competitors and is the world’s oldest annual marathon.

With approximately 500,000 spectators, the Boston marathon is New England’s most widely-viewed sporting event. More than 1,100 media members from over 250 outlets were expected to receive media credentials.

The National Beef Ambassadors partnered with the beef checkoff to inform runners and spectators at the event about the benefits high-quality protein in lean beef brings to a healthy diet.

Downey said many fans along the race route supported her with pro-beef comments. “I heard a lot of ‘go beef’ and ‘I’m going to have a steak tonight’ as I ran the course,” said Downey.

She ate sirloin skewers the night before the race and a bone-in ribeye at Ruth’s Chris after.♦

This newsletter contains discussion of some of our expectations regarding U.S. Premium Beef, LLC’s future performance. These forward-looking statements are based on our current views and assumptions. Actual results could differ materially from these current expectations and projections, and from historical performance. For example, our future results could be affected by such factors as: the competitive dynamics in the U.S. and international beef markets, the rate of our unit volume growth and our product mix, and fluctuations in the cost and availability of supply-chain resources. Further discussions of these matters can be found in the securities filings of U.S. Premium Beef, LLC through the Securities and Exchange Commission’s Electronic Data Gathering and Retrieval (EDGAR) system at www.SEC.gov .

USDA’s C/S Spread Shows Seasonal Signs of Recovery

The Choice/Select spread is typically at its lowest point of the year during early spring. This year, the spread has actually been wider compared to the previous two years. However, Quality grading has been unusually high this year so even though spreads are somewhat narrow, this premium now applies to more total pounds for the average lot of USPB cattle.

The table below summarizes USPB steer lots marketed during the month of April in recent years. Compared to 2006, the spread is over $9 narrower, but cattle are now grading over 15 percentage points higher. As a result, the combined premium for Choice and Prime, Certified Angus Beef® and Black Canyon® Premium Reserve is now within $2.97 of what it was in 2006 when the spread averaged $11.20/cwt. So the bottom line is that even though spreads have been low recently, Quality grade rewards are still significant because cattle are grading much better.♦

	April 2006	April 2008	April 2010
CH & PR, %	57.57	65.11	72.63
CAB, %	11.07	17.06	23.27
BCPR, %	8.21	12.06	12.92
CH/SE Spread	$11.20	$1.34	$2.16
Quality Prem./hd.	$13.67	$7.55	$10.70

Benchmark Performance Data Table
Base Grid Cattle Harvested in KS Plants 4/4/10 to 5/1/10
(Numbers in Percent)	Base Grid
	Top 25%	All
Yield	64.37	63.98
Prime	5.56	3.57
CH & PR	82.64	75.68
CAB	31.41	23.77
BCP	15.26	11.89
Ungraded	0.39	1.26
Hard Bone	0.01	0.48
YG1	5.74	9.45
YG2	37.49	42.58
YG3	48.38	41.39
YG4	8.04	6.23
YG5	0.36	0.35
Light Weight	0.51	0.87
Heavy Weight	0.23	0.72
Average Grid Premiums/Discounts ($/Head)
QualityGrade	$20.70	$12.18
Yield Benefit	$18.67	$10.97
Yield Grade	-$3.03	-$1.31
Out Weight	-$0.84	-$1.86
Steer/Heifer	$1.57	$1.34
ASV	$30.12	$11.02
Natural	$2.82	$0.79
Total Premium	$70.01	$33.13

USPB Non-Conditional Unit Trade Report
Linked Class A & Class B Units	FY 2010 Trades	Most Recent Trades-Oct. 2009
# Linked Units	3,800	800
Avg. Price/Unit	$153.82	$149.38